Exhibit 10.6

PROFIT SHARING AGREEMENT

PROFIT SHARING AGREEMENT (this “Agreement”), dated as of November 3, 2016 (the “Effective Date”), by and between Great Elm Capital Management, Inc., a Delaware corporation (“GECM”), and GECC GP Corp., a Delaware corporation (“GP Corp”).  Certain capitalized terms are defined in Section 6.14.

RECITALS

GP Corp. entered into an Asset Purchase Agreement, dated as of November 3, 2016 (the “Asset Purchase Agreement”), with MAST Capital Management, LLC.  GP Corp. is prepared to transfer the assets and assign the liabilities assumed under the Asset Purchase Agreement to GECM as consideration for GECM entering into this Agreement.

GECM and Great Elm Capital Corp., a Maryland corporation (“GECC”), entered into an investment management agreement, dated as of September 27, 2016 (as amended, supplemented or replaced from time to time, the “Investment Management Agreement”).

GECM and GECC entered into an administrative services agreement, dated as of September 27, 2016 (as amended, supplemented or replaced from time to time, the “Administration Agreement”).

GP Corp’s business consists wholly of providing equity compensation tied to performance under the Investment Management Agreement to (a) employees of GECM and (b) the former investment manager of investments contributed in the initial capitalization of GECC.  GP Corp shall have no right to manage any investments nor be a third party beneficiary under the Investment Management Agreement or the Administration Agreement.

AGREEMENT

In consideration of the foregoing, and the mutual promises in this Agreement, the parties, intending to be legally bound, agree as follows:

1.            ASSET TRANSFER.  GP Corp is delivering an assignment and assumption agreement to GECM concurrent with execution and delivery of this Agreement in the form of Annex 1 (the “Assignment and Assumption Agreement”).

1.1          Assigned Assets. On the terms and conditions of this Agreement, GP Corp hereby conveys to GECM, and GECM hereby purchases from GP Corp, all right, title and interest in the following acquired assets acquired by GP Corp from MAST pursuant to the Asset Purchase Agreement, in each case, free and clear of any Encumbrances: (a) the contracts assigned by MAST to GP Corp and all prepayments related thereto; (b) the leases assigned by MAST to GP Corp and any deposits related thereto; (c) the leasehold interest acquired by GP Corp from MAST (the “Transferred Premises”); (d) all fixtures and supplies acquired by GP Corp from MAST and all warranties and guarantees, if any, express or implied, with respect to thereto; (e) the business records which relate to the assets assigned to GECM by GP Corp under this Agreement and the liabilities assumed by GECM from GP Corp under this Agreement to the extent the purchase and sale thereof is permitted by Law and, with respect to any portion of such Business Records (as defined in the Asset Purchase Agreement) which are required by law to be retained by MAST, the right to access and copy such portions; (f) all rights to the claims, causes of action, rights of recovery, and rights of set-off, made or asserted against any Person on or after the Effective Date relating to the assets acquired under this Agreement, whether arising out of actions or conditions occurring prior to, on, or after the Effective Date, including all rights to sue for or assert claims against and seek remedies and to retain any and all damages, settlement amounts and other amounts therefrom; (g) all software assigned by MAST to GP Corp; and (h) all guarantees, warranties, indemnities and similar rights in favor of MAST or its affiliates related to any of the foregoing (collectively, the “Purchased Assets”).  In no event shall GECM acquire any ownership in any Excluded Asset (as defined in the Asset Purchase Agreement).

1.2          Assumed Liabilities. Subject to the terms and conditions set forth herein, GECM hereby assumes and agrees to pay, perform and discharge the Assumed Liabilities (as defined in the Asset Purchase Agreement) arising after the Effective Date under the Purchased Assets.  Other than the foregoing liabilities and obligations, GECM shall not assume any liabilities or obligations of GP Corp or its predecessor in interest of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.  The parties acknowledge and agree, for the avoidance of doubt, that the Team (as defined in the Asset Purchase Agreement) will be considered to be employees of both MAST and GECM but that, GECM shall be responsible for liability or obligation relating to or arising out of the employment or the termination of employment by MAST or its affiliates of any current employee or consultant or former employee or consultant of MAST or its affiliates (including members of the Team), including any and all liabilities or obligations relating to wages, remuneration, compensation, carried interest, management or incentive fee participation, profit sharing, unreimbursed expenses, benefits, severance, pensions, sabbatical, vacation, personal days, floating holidays or other paid-time-off, working time related benefits, time savings accounts, end of career indemnities, social security and related costs relating to or arising out of such employment (or the termination of employment occurring after the date of this Agreement) of any member of the Team.

1.3          Representations and Warranties. GP Corp represents and warrants to GECM as follows:

(a)           GP Corp is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

(b)           GP Corp has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions that are required to be consummated by it hereunder.  The execution and delivery by GP Corp of this Agreement, the performance of GP Corp’s obligations hereunder and thereunder and the consummation by GP Corp of the transactions that are required to be consummated by it hereunder have been duly authorized by its board of directors (or equivalent body), and no other corporate action on the part of GP Corp is necessary to authorize the execution and delivery by GP Corp of this Agreement, the Assignment and Assumption Agreement and the consummation by it of the transactions required to be consummated by it hereunder.  Each of this Agreement and the Assignment and Assumption Agreement has been duly executed and delivered by GP Corp and, assuming due and valid authorization, execution and delivery hereof or thereof by each other party hereto or thereto, is a valid and binding obligation of GP Corp, enforceable against GP Corp in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)            The execution and delivery of this Agreement and the documents to be delivered hereunder by GP Corp does not, and the performance by GP Corp of its obligations under this Agreement and the consummation by GP Corp of the transactions required to be consummated by it hereunder will not: (i) violate any provision of the organizational documents, as amended, of GP Corp; (ii) other than with respect to any Non-Assignable Purchased Asset (as defined in the Asset Purchase Agreement), require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract (as defined in the Asset Purchase Agreement) to which GP Corp is a party or by which it or any of its properties or assets is bound or result in the creation of any Encumbrance in or upon any of the properties, rights or assets of GP Corp; (iii) violate any Law applicable to GP Corp or any of its properties or assets; or (iv) require GP Corp to make any filing or registration with, or provide any notification to, or require GP Corp to obtain any authorization, consent or approval of, waiver by (“Consents”) any Governmental Body, except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have a Material Adverse Effect.

(d)           GP Corp. owns and has good title to the Purchased Assets, free and clear of Encumbrances (other than any Encumbrances created hereunder or under the Asset Purchase Agreement).

(e)           GP Corp is in compliance with all applicable laws applicable to ownership and use of the Purchased Assets.

(f)            There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to GP Corp’s knowledge, threatened against or by GP Corp (a) in respect of the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To GP Corp’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(g)           No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions hereunder based upon arrangements made by or on behalf of GP Corp.

(h)           There is no breach (or circumstance that with notice or lapse of time would constitute a breach) under or right of a third party to terminate any lease or contract conveyed by GP Corp to GECM per Section 1.11.

2.            PAYMENT AND AUDIT PROVISIONS

2.1          Revenue Share. GECM shall pay to GP Corp all GECC Net Profit received by it or any affiliate of GECM under the Investment Management Agreement.  GECM will pay to GP Corp all accrued and unpaid GECC Net Profit on or before the thirtieth day after the end of each calendar quarter during the term of this Agreement and thereafter, subject to Section 2.3(a), shall pay to GP Corp any accrued and unpaid GECC Net Profit as of the date of termination of this Agreement in accordance with Article 5 on or before the forty fifth day after such date.

2.2          Revenue Share Reporting.

(a)            GECM will electronically provide to GP Corp, within thirty days following the end of each calendar quarter during the term of this Agreement and within thirty days following the termination of this Agreement in accordance with Article 5, a complete and accurate revenue share report (in a mutually acceptable form, which may be updated from time to time by agreement of the parties hereto) calculating GECC Net Profit during the most recently ended calendar quarter (or partial calendar quarter with respect to the first and last calendar quarters for which such report is delivered in accordance herewith).

(b)            GECM will electronically provide to GP Corp, within ninety days following the end of each calendar year during the term of this Agreement and within ninety days following the termination of this Agreement in accordance with Article 5, a complete and accurate revenue share report (in a mutually acceptable form, which may be updated from time to time) calculating GECC Net Profit during the most recently ended calendar year (or partial calendar year with respect to the first and last calendar years for which such report is delivered in accordance herewith).

(c)            Quarterly and Annual profit share reports will be delivered by GECM to GP Corp even if no profit share is due and payable pursuant to Section 1.1 with respect to any applicable period within the term of this Agreement.

2.3          Payment Provisions.

(a)           Without limiting (and notwithstanding) GP Corp’s other rights and remedies, any amounts that are not paid when due hereunder will bear interest at a rate equal to the lesser of (i) sum of (A) the average of interbank offered rates for one year U.S. dollar-denominated deposits in the London market (LIBOR), as published in The Wall Street Journal (or if such rate is not published, as published in another financial source) on the date the amount payable was due (or the next business day after the date the amount payable was due if such date falls on a holiday or weekend) plus (B) five percent or (ii) the maximum rate allowed under applicable law, calculated from the original date such amount is due and payable under Section 1.1 until such amount is received in full in cash by GP Corp.  All payments will be made by wire transfer of United States dollars to the account most recently specified in writing by GP Corp to GECM.  If at the time of termination of this Agreement in accordance with Article 5, there are amount accrued or accruable under the Investment Management Agreement that have not been paid to GECM in accordance with the terms of the Investment Management Agreement as of the time of such termination, GP Corp’s right to receive payment of such amounts will survive any such termination and GECM will pay such amounts to GP Corp as promptly as practicable but in any event within 10 Business Days after GECM’s receipt thereof.

(b)            The GP will bear all taxes imposed on it with respect to any payments received by it hereunder.  To the extent required by applicable law, GECM will (i) withhold the amount of taxes required to be withheld by applicable taxing authorities, (ii) promptly make payment of the withheld amount to such taxing authorities and (iii) promptly transmit to GP Corp official tax receipts or other evidence issued or issuable by such taxing authorities sufficient to allow GP Corp support a claim for tax credit in respect of such withheld taxes so paid by GECM.  GECM will take any reasonable actions requested by GP Corp to reduce or avoid such taxes.  If GECM receives any refund, credit or other tax benefit related to amounts withheld hereunder, GECM will promptly pass through the value of such refund, credit or benefit to GP Corp.

(c)            Payments of amounts due hereunder to any person, firm or entity (other than GP Corp), including any escrow fund or escrow agent, unless agreed in advance in writing by GP Corp or ordered by a court of competent jurisdiction, will constitute a material breach of this Agreement.

(d)            Any payment once made by GECM to GP Corp will not be refunded or refundable to GECM, except as expressly provided in Section 2.4.  Notwithstanding the foregoing, in the case of any clerical error with respect to a payment made by GECM hereunder, the parties will remedy such clerical error through timely proper payment adjustments.

2.4          Financial Audit.

(a)            GECM will: (i) create and maintain complete and accurate books and records that (A) are sufficient to determine the amounts payable to GP Corp under this Agreement and (B) are in a form complying with GAAP (“Books and Records”); and (ii) ensure that sufficient electronic or other appropriate backup systems are in place to prevent destruction or loss of any Books and Records.  Books and Records are not limited to those relating to the Investment Management Agreement, but rather cover all transactions including those related to businesses not subject to profit sharing hereunder.

(b)            Upon no less than thirty days’ prior written notice, GP Corp has the right to examine and audit, through a nationally recognized registered public accounting firm designated by GP Corp (the “Auditor”), all Books and Records of GECM.  The Auditor will be bound by confidentially requirements no less protective than those contained in Article 4 and under the rules of professional conduct applicable to such firm.  The Auditor will not be required to sign a separate non-disclosure agreement to perform any audit hereunder.  GECM will (i) make all Books and Records available to the Auditor to examine at the normal location where GECM maintains the Books and Records, (ii) provide copies thereof to be retained by the Auditor in its records and (iii) provide the Books and Records in electronic native format to be retained by the Auditor in its records.  GECM will obtain and maintain accounting, information, communication and operating systems and capabilities that will allow the Books and Records to be exported in their native form, Excel™ or other reasonably requested format to assist the Auditor, and will export such Books and Records pursuant to clause (iii).  The Auditor will be given access to office locations and knowledgeable personnel of GECM for interviews.  GECM will completely and accurately prepare all workpapers reasonably requested by the Auditor, including support for the calculation of amounts payable under this Agreement.  If any Books and Records are not provided by GECM as required hereunder, the Auditor will have the right to make an estimate of the amounts payable hereunder and such estimates will be final and binding on the parties.  Audits will not be performed more frequently than once per calendar year, but if any audit hereunder reveals an underpayment, the next audit may be conducted within the same calendar year.  GECM will take reasonable actions to enable the audit to be commenced and completed swiftly and efficiently.

(c)            After an audit is complete, the Auditor will provide to GP Corp and GECM an audit report, including schedules summarizing the Auditor’s findings.  The parties and the Auditor will hold a joint meeting at GECM’s headquarters in which the Auditor explains the findings and data sources utilized to create such schedules that support the audit findings.  Subject to Section 2.4(d), the results of the audit report and schedules of findings will be final, and GECM will pay GP Corp within fifteen days after receipt of the audit report any amounts that the Auditor determined to be owed and unpaid by GECM, together with interest thereon at the rate set forth in Section 2.3(a).  None of the time periods in Sections 1.1(d) and 2.4(d) depend on the foregoing joint meeting occurring.

(d)            If GECM reasonably believes that such audit report or any such schedule of findings was materially flawed, GECM will within ten days after receipt of the audit report provide written notice to GP Corp and the Auditor of such belief.  If GP Corp does not receive such notice within such ten-day period, the results of the audit report and schedules of findings will be final and binding on the parties hereto, and GECM will pay GP Corp any amounts that the Auditor determines are due and owing by GECM to GP Corp in accordance with Section 2.4(c).  Upon receipt of such notice by GP Corp, GECM will have twenty days to provide the Auditor and GP Corp with a detailed explanation of why it reasonably believes the audit report and/or schedules of findings were materially flawed and supporting documentation and information that it relies upon to support that conclusion.  If the Auditor and GP Corp do not receive such detailed explanation within such twenty-day period, the results of the audit report and schedules of findings will be final and binding on the parties hereto, and GECM will pay GP Corp any amounts that the Auditor determined to be due and owing by GECM to GP Corp, together with interest thereon at the rate set forth in Section 2.3 no later than two Business Days following the expiry of such twenty day period.  The Auditor will take GECM’s detailed explanation and any such supporting documentation and information into account, as well as any objection by GP Corp to such explanation or information or documentation, in determining whether to revise its findings; provided that any determination by the Auditor to revise its findings will be made in the Auditor’s sole discretion.  After the Auditor’s review is complete, the Auditor will provide to the GP Corp and GECM its determination regarding whether to revise its findings, together with a revised audit report, if applicable.  The determination by the Auditor regarding its findings, and the adjustment thereto by the Auditor, if any, will be final and binding on the parties hereto, and (i) within fifteen days after receipt of such determination and any accompanying audit report, GECM will pay GP Corp any amounts that the Auditor determines to be due and owing by GECM to GP Corp hereunder together with interest thereon at the rate set forth in Section 2.3 or, alternatively, (ii) GECM will be given a credit for any amounts of GECC Net Profit that the Auditor determines to have been overpaid by GECM hereunder, in which case such credit will be applied against subsequent payments of GECC Net Profit until it is fully used and, if a credit balance remains after any and all payments of GECC Net Profit required under Section 1.1 have been made, GP Corp will promptly refund the amount of any such unapplied credit amount to GECM.

(e)            The costs and expenses of the Auditor will be borne by GP Corp; provided, however, that if the final and binding determination of the Auditor determines that, as a result of the audit, there are amounts due and owing by GECM to GP Corp hereunder for any reporting period, such costs and expenses will be borne equally by GP Corp and GECM; provided, further, that if the Auditor determines that either (i) the unpaid amounts for any reporting period exceed five percent of the GECC Net Profit due and payable by GECM to GP Corp hereunder for such reporting period or (ii) GECM fails to comply in any material respects with this Section 2.4, then GECM will pay all of the costs and expenses of such audit.  GECM will pay, within fifteen days after the audit report becomes final, (A) audit costs to the extent it is obligated to pay under the preceding sentence and (B) interest at the rate described in Section 2.3 on the amount determined by the Auditor to have been underpaid.

3.            PROTECTION OF RIGHTS.

3.1          Protection of Rights. GECM will take all actions required to maintain the value of the Investment Management Agreement, including the value of the GECC Net Profit, and GP Corp’s rights to the same hereunder.  GECM will refrain from taking any actions which could adversely affect the value of the Investment Management Agreement, the value of the GECC Net Profit, or any of GP Corp’s rights or remedies under this Agreement.  GECM will, among other things, not assign, pledge, grant a security interest in or otherwise encumber the Investment Management Agreement or any of its rights or benefits thereunder.  GECM will not subordinate, by contract or otherwise, any of its rights or benefits under the Investment Management Agreement or any of GP Corp’s rights or benefits hereunder.  GECM will incur no liabilities or obligations that are senior in priority to or pari-passu with GP Corp’s rights and benefits hereunder. The parties acknowledge and agree that GP will not have standing as a third party beneficiary under the Investment Management Agreement nor any right to object to any modification, amendment or waiver of or under the Investment Management Agreement.

3.2          Security Agreement. As collateral security for the payment and performance in full of all of GECM’s obligations from time to time arising hereunder, GECM hereby pledges, assigns and grants to GP Corp a first priority perfected lien on and security interest in and to all right, title and interest of GECM in, to and under the Investment Management Agreement , together with all claims, rights, privileges, authority and powers of GECM relating to the Investment Management Agreement, together with all proceeds and products of each of the foregoing (collectively, the “Pledged Collateral”).  For the avoidance of doubt, GECM hereby acknowledges and agrees that this Agreement shall serve as a security agreement for purposes of the Uniform Commercial Code enacted and in effect in the State of Delaware and all proceeds therefrom.  GECM hereby authorizes GP Corp to file and maintain for the benefit of GP Corp a financing statement in each required jurisdiction evidencing GP Corp’s security interest in the Pledged Collateral.

3.3           Limited Rights.  GP Corp’s rights under the Investment Management Agreement are limited to the right of a creditor.  The GP has no liabilities or obligations under the Investment Management Agreement and no rights other than those of a creditor (i.e. an indirect right to payment).  Even after a default hereunder, GP Corp shall have no right to perform any of GECM’s obligations under the Investment Management Agreement.

4.            CONFIDENTIALITY.  Neither party will disclose any Confidential Information of the other party to third parties except as permitted herein.

4.1          Exclusions.  The obligations under this Article 4 will not apply to any information that: (a) was publicly known prior to the time of disclosure by the disclosing party, (b) becomes publicly known after disclosure by the disclosing party to the receiving party through no act or omission of the receiving party in breach of this Agreement, (c) was already in the possession of the receiving party without confidentiality obligations at the time of disclosure under this Article 4 by the disclosing party, (d) is obtained by the receiving party without confidentiality obligations from a third party, (e) is expressly permitted to be disclosed hereunder or (f) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information.

4.2          Maintenance of Confidentiality.  Each party will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party.  Without limiting the foregoing, each party, as a receiving party, will take at least those measures that it takes to protect its own confidential information of a similar nature and will require that the employees, directors, stockholders, contractors, legal advisors, accountants and financial advisors of the receiving party (and the receiving party’s Affiliates) who have access to confidential information of the other party have been bound to a non-use and non-disclosure obligation at least as protective of the other party’s Confidential Information as the provisions of this Article 4, before any disclosure of the other party’s Confidential Information to such directors, officers, employees, contractors, legal advisors, accountants and financial advisors.  The receiving party will be responsible for the compliance of such directors, officers, employees, contractors, legal advisors, accountants and financial advisors with this Article 4.

4.3          Permitted Disclosure.

(a)           Each party may disclose Confidential Information of the other party, the terms and conditions of this Agreement and payments hereunder (i) as required by discovery requests in pending litigation, (ii) to any court or governmental body or governmental agency compelling such disclosure or as may otherwise be required by law, order, rule or regulation or in connection with an investigation by a governmental agency, (iii) in filings under applicable securities laws or regulations or per the rules of any securities exchange or similar organization, (iv) to their and their Affiliates’ respective employees, stockholders, directors, contractors, legal advisors, accountants, Auditors and financial advisors, subject to reasonable non-use and non-disclosure requirements, and (v) to potential and actual acquirers, investors, underwriters and lenders, subject to reasonable non-use and non-disclosure requirements.

(b)            If either party is legally compelled or is otherwise required to disclose the terms and conditions of this Agreement as contemplated in clause (i) or (ii) of Section 4.3(b), such party will provide the other party with prompt written notice of such requirement prior to such disclosure (only to the extent prior notice is allowed under applicable laws, rules or regulations) so that the other party may seek a protective order or other appropriate relief.  Subject to the foregoing sentence and the disclosing party’s compliance with its obligations thereunder, such party may furnish the portion of the documents and information that it is legally compelled or it is otherwise legally required to disclose in connection therewith.

5.            DURATION AND TERMINATION OF THIS AGREEMENT.

5.1          Duration. The term of this Agreement shall be identical to the term of the Investment Management Agreement.  The term of this Agreement shall automatically, without any action of the parties, be extended to the same term as the Investment Management Agreement should the term of the Investment Management Agreement from time to time be extended, whether by an extension, replacement agreement or otherwise.

5.2          Termination of IMA. This Agreement shall automatically, without any further action of the parties hereto, be terminated if and when the Investment Management Agreement is validly terminated in accordance with its terms.  GECM will not exercise any right it may, now or hereafter, have to terminate the Investment Management Agreement without the written consent of GP Corp.

5.3          No Assignment of IMA. GECM shall use its best efforts to prevent any assignment of the Investment Management Agreement by operation of law (including any “assignment” under and as defined in the Investment Company Act of 1940, as amended) or otherwise.

5.4          Mutual Agreement. This Agreement may be terminated by mutual agreement of the parties in an instrument duly authorized, executed and delivered by such party.

5.5          Effect of Termination.  All rights to payment hereunder shall survive any termination of this Agreement.  Additionally, the right to a final audit under Section 2.4, and Articles 4, 5 and 6 shall survive the termination of this Agreement.

6.            GENERAL

6.1           Amendment of this Agreement. No provisions of this Agreement may be changed, amended, modified, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Changes, amendments, modifications, waivers, restatements, amendments to this Agreement and the discharge of specific obligations hereunder shall not be deemed a termination of this Agreement.

6.2           Due Authorization; Enforceability; No Conflict.  Each party represents and warrants to the other party that: (a) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder have been duly authorized by all necessary corporate actions on the part of such party, (b) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except to the extent limited by general principles of equity and bankruptcy, insolvency or similar laws and general equitable principles affecting the rights of creditors generally and (c) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder (i) do not conflict with such party’s organizational or governing documents and (ii) do not conflict with, result in a breach or violation of, or constitute a default under any law, regulations, rule or any order of any governmental authority applicable to such party or any material contract to which such party or such party’s assets or property is bound.

6.3          Independent Contractors.  The parties are independent contractors.  No trust, joint venture or relationship (other than contractual) is formed hereby. Except as expressly provided or authorized herein, neither party shall have authority to act for or represent the other party in any way or otherwise be deemed an agent of the Company.

6.4          Choice of Law.  This Agreement and the transactions contemplated hereby will be governed by (i) the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware and (ii) the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

6.5          Enforcement.

(a)           Any dispute under this Agreement or any Ancillary Agreement shall be exclusively resolved through binding arbitration in Boston in accordance with conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as then in effect (including rules 16.1 and 16.2 or their successors), as modified herein.  Each party shall nominate within ten days of filing of the notice of arbitration a JAMS arbitrator and such JAMS arbitrators shall select within seven days a third JAMS Arbitrator who shall be the sole Arbitrator to resolve such dispute (the “Arbitrator”). The failure of a party to appoint an arbitrator within the time prescribed shall be deemed equivalent to appointing the arbitrator appointed by the other party as the Arbitrator.

(b)           Within ten days following the selection of the Arbitrator, each party shall submit to the Arbitrator such party’s proposed order resolving all matters (including cross claims) that are or could be included in the arbitration (a “Settlement Proposal”).  The sole finding by the Arbitrator shall be to select which of the Settlement Proposals most closely approximates the Arbitrator’s own determination of the proper resolution in total of all matters (including cross claims). The Arbitrator shall have no right to propose a middle ground or any modification of either of the two Audit Settlement Proposals. The Settlement Proposal chosen by the Arbitrator as that mostly closely approximating the Arbitrator’s own determination of the proper audit dispute settlement amount shall constitute the decision of the Arbitrator and shall be final and binding upon the parties. The Arbitrator shall not be required to provide a reasoned opinion for his or her adoption of such party’s opinion, but the Arbitrator’s determination shall be based on which party’s position in the aggregate most closely approaches the correct interpretation of this Agreement, the law and the facts.

(c)           Any award issued by the Arbitrator may be reduced to a judgment and entered in a court of competent jurisdiction.  The party whose settlement proposal is selected by the Arbitrator shall be entitled to reimbursement of all costs, attorneys’ fees and other expenses associated with resolution of the dispute.

(d)           The arbitration shall be governed by the Rules of Civil Procedure and the Rules of Evidence as applicable in the Court of Chancery of the State of Delaware when such court is hearing matters solely involving Delaware law.  Where such rules confer on the court discretion in granting waivers or extending time for performance, the Arbitrator may not grant such waiver or make such extension without the consent of all parties to the arbitration.  Where such rules confer on the court discretion in granting waivers or extending time for performance, the Arbitrator may not grant such waiver or make such extension without the consent of all parties to the arbitration.  Except as required by law, neither any Party nor the Arbitrator may disclose the existence, content or results of the arbitration.

(e)           In any arbitration arising out of or related to this Agreement, requests for documents: (i) shall be limited to documents which are directly relevant to significant issues in the case or to the case’s outcome; (ii) shall be restricted in terms of time frame, subject matter and persons or entities to which the requests pertain; and (iii) shall not include broad phraseology such as “all documents directly or indirectly related to.

(f)            In any arbitration arising out of or related to this Agreement (i) there shall be production of electronic documents only from sources used in the ordinary course of business. Absent a showing of compelling need, no such documents are required to be produced from backup servers, tapes or other media, (ii) absent a showing of compelling need, the production of electronic documents shall normally be made on the basis of generally available technology in a searchable format which is usable by the party receiving the e-documents and convenient and economical for the producing party. Absent a showing of compelling need, the parties need not produce metadata, with the exception of header fields for email correspondence; (iii) the description of custodians from whom electronic documents may be collected shall be narrowly tailored to include only those individuals whose electronic documents may reasonably be expected to contain evidence that is material to the dispute; and (iv) where the costs and burdens of e-discovery are disproportionate to the nature of the dispute or to the amount in controversy, or to the relevance of the materials requested, the Arbitrator shall deny such requests. In any arbitration arising out of or related to this Agreement, there shall be no interrogatories or requests to admit. In any arbitration arising out of or related to this Agreement, each side may take two discovery depositions. Each side’s depositions are to consume no more than a total of fifteen hours. There are to be no speaking objections at the depositions, except to preserve privilege. The total period for the taking of depositions shall not exceed four weeks. Any party wishing to make a dispositive motion shall first submit a brief letter (not exceeding five pages) explaining why the motion has merit and why it would speed the proceeding and make it more cost-effective. The other side shall have a brief period within which to respond. Based on the letters, the Arbitrator will decide whether to proceed with more comprehensive briefing and argument on the proposed motion.  If the Arbitrator decides to go forward with the motion, he/she will place page limits on the briefs and set an accelerated schedule for the disposition of the motion. The pendency of such a motion will not serve to stay any aspect of the arbitration or adjourn any pending deadlines.

(g)          The following time limits are to apply to any arbitration arising out of or related to this Agreement: Discovery is to be completed within 45 days of the service of the arbitration demand, (b) the evidentiary hearing on the merits (“Hearing”) is to commence within 60 days of the service of the arbitration demand. At the Hearing, each side is to be allotted 1 day for presentation of direct evidence and for cross examination. The award shall be rendered within 45 days of the close of the Hearing or within 45 days of service of post-hearing briefs if the Arbitrator directs the service of such briefs. Failure to meet any of the foregoing deadlines will not render the award invalid, unenforceable or subject to being vacated. The Arbitrator, however, may impose appropriate sanctions and draw appropriate adverse inferences against the party primarily responsible for the failure to meet any such deadlines.

(h)          The Arbitrator must agree to abide by this Section 5.12 before accepting appointment.

(i)           Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(j)

(k)         The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled, in addition to any other remedies available at law or in equity or otherwise, to seek specific performance of the terms hereof.

6.6         Notices.  All notices and other communications hereunder will be in writing and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice in writing):

(a)	If to GECM:	Great Elm Capital Management, Inc.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel

(b)	If to GP Corp:	GECC GP Corp.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel

6.7                               No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties, and no other person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

6.8                               Assignment.  No party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any assignment in violation of this Section 6.8 will be null and void.

6.9                               No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.10                        Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

6.11                        Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

6.12                        Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party.  Each party need not sign the same counterpart.

6.13                        Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified.  The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.  The parties intend that each provision of this Agreement will be given full separate and independent effect.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.  References to documents includes electronic communications.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), including, for the avoidance of doubt, the definitions therein of “interested person,” “assignment” and “majority of the outstanding voting securities”, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission (the “SEC”) by any rule, regulation or order

6.14                        Definitions.  Unless the context otherwise requires, the following terms shall have the following meanings:

(a)          “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise

(b)          “Assumed Liabilities” means, collectively, the liabilities and obligations arising after the Effective Date under the leases and contracts assigned by GP Corp to GECM pursuant to Section 1.1, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in GP Corp’s Books and Records or financial statements, including employment-related liabilities which are accrued or otherwise relate to periods occurring after the Effective Date or that relate on a prorated basis to a period occurring after the Effective Date.

(c)          “Books and Records” means all books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case relating to the operation or conduct of GECM’s business, including billing records, insurance claim forms, liability insurance records, disposal records (including certificates of destruction), general ledgers, securities blotters, gross asset value and net asset value calculations, revenue analysis reports, services agreements, marketing materials, financial statements, income Tax returns, sales Tax returns and vendor contracts.

(d)          “Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the disclosing party before or after the Effective Date regarding the subject matter of this Agreement, including, all analyses, compilations, reports, forecasts, studies, samples and other documents prepared by or for the receiving party which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials.

(e)          “Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, pledge, easement, encroachment, building or use restriction, capital lease, conditional sale or other title retention agreement, covenant or other similar restriction, adverse claims of ownership or use, or other similar restriction or third party right (other than the Non-Exclusive Right granted to MAST under and as defined in the Asset Purchase Agreement).

(f)          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

(g)          “GECC Costs” means all costs incurred by GECM allocable to the services provided under the Investment Management Agreement.  GECC Costs shall be determined (i) after giving effect to any right of reimbursement or billing under the Administration Agreement and other cost sharing arrangements under which GECM is entitled to recovery and (ii) on a non-discriminatory basis with GECM’s internal cost accounting for other investment products and activities.  GECC Costs shall include direct costs, payments to third parties, including employees of GECM, that are measured by revenue under the Investment Management Agreement, indirect costs reasonably allocated on a non-discriminatory basis to the services provided under the Investment Management Agreement and allocated costs reasonably allocated on a non-discriminatory basis to the services provided under the Investment Management Agreement.  GECC Costs shall not include corporate overhead but shall include the cost of equity-based compensation.

(h)          “GECC Net Profit” means with respect to any period of determination (i) all amounts received in cash by GECM under the Investment Management Agreement, minus (ii) all GECC Costs.  For the avoidance of doubt, amounts in clause (i) are determined on a cash basis and amounts in clause (ii) are determined on an accrual basis (subject to the contractual inclusions and exclusions in the definition of GECC Costs).

(i)           “Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition or change that is materially adverse to (i) the business, results of operations, financial condition or assets of the business of such person, taken as a whole, or (ii) the ability of such person to consummate the Transactions; provided that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the business of such person operates; (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of the other party to the this Agreement; (F) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (G) the announcement, pendency or completion of the transactions contemplated by Article 1, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the such Person and its business; or (H) any natural or man-made disaster or acts of God.

The parties have caused this Agreement to be duly executed and delivered as of the date first written above.

GECC GP CORP.

By:	/s/ Peter A. Reed
Name:	Peter A. Reed
Title:	President

GREAT ELM CAPITAL MANAGEMENT, INC.

By:	/s/ Peter A. Reed
Name:	Peter A. Reed
Title:	Chief Investment Officer

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), effective as of November 3, 2016 (the “Effective Date”), is by and between GECC GP Corp., a Delaware corporation (“Seller”), and Great Elm Capital Management, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Seller and Buyer have entered into a Profit Sharing Agreement , dated as of November 3, 2016 (the “Profit Sharing Agreement”) pursuant to which, among other things, Seller has agreed to assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller’s duties and obligations under the operating assets acquired by Seller from MAST Capital Management, LLC, a Delaware limited liability company (“MAST”), per the Asset Purchase Agreement, dated as of November 3, 2016 (the “Purchase Agreement”), by and between MAST and Seller.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Profit Sharing Agreement and Purchase Agreement, as applicable.

2.                                      Assignment and Assumption. Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller’s right, title and interest in and to the Second Step Assets.  Buyer hereby accepts such assignment and assumes all of Seller’s duties and obligations under the Second Step Assets, including, without limitation, the Second Step Liabilities, and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Second Step Assets (including, without limitation, the Second Step Liabilities) accruing after the Effective Date.

3.                                      Terms of the Purchase Agreement. The terms of the Profit Sharing Agreement and the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the assets conveyed under the Profit Sharing Agreement are incorporated herein by this reference.  The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Profit Sharing Agreement and the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Profit Sharing Agreement and Purchase Agreement and the terms hereof, the terms of the Profit Sharing Agreement or Purchase Agreement, as applicable, shall govern.

4.                                      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made in and solely to be performed in the State of Delaware.

5.                                      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

GECC GP CORP. MANAGEMENT, INC.	GREAT	ELM	CAPITAL

By			By:

Name:	Peter A. Reed	Name:	Peter A. Reed
Title:	President	Title:	Chief Investment Officer